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                                                                     EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT
                              (A Word Above, Inc.)


  This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of the 28th day of May, 1999 (the "Effective Date"), is by and among TIMOTHY E. COOK and KAY
F. COOK, married persons residing in Houston, Harris County, Texas (collectively, "Sellers"), A WORD ABOVE, INC., a Texas corporation (the "Company"), and E-DOCS HEALTH CARE INFORMATION SERVICES, INC., a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:

  WHEREAS, Sellers are engaged in the medical transcription business (the "Business");

  WHEREAS, Sellers are the owners of all of the outstanding stock of the Company (the "Company Stock");

  WHEREAS, Purchaser is a wholly owned subsidiary of APPLIED VOICE RECOGNITION, INC., a Delaware corporation doing business as e-DOCS.net ("e-DOCS.net");

  WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Company Stock, and Sellers and Purchaser desire to set forth the terms and conditions of their agreement;

  NOW THEREFORE, for and in consideration of the premises, and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

  1. PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, Sellers, at the Closing referred to in Section 8, agree to grant, sell, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, encumbrances and interests, and Purchaser agrees to purchase from Sellers, the Company Stock. In consideration for the Company Stock and in reliance upon the representations and warranties of Seller contained herein, the Purchaser agrees to deliver to Sellers the Purchase Price (as described in Section 3 herein).

  2.  COMPANY ASSETS.

  2.1. At Closing, the assets of the Company (the "Company Assets") shall consist of all of the properties, assets and other rights owned or leased by the Company, including, without limitation, the following:

        (a) All real property leased by the Company, including, without limitation, that certain space located at 7062 Lakeview Haven Drive, Suite 105, Houston, Texas, and the improvements located within such leased space (the "Company Facility");

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        (b) The machinery, equipment, furniture, fixtures, supplies, materials and other tangible personal property (other than computer hardware and software) that are owned or used by the Company, including, but not limited to, the property described on SCHEDULE 2.1(B) attached hereto (the "Company Personal Property");

        (c) All contracts and agreements which are in effect on the Closing Date to which the Company is a party, which contracts shall include, but are not limited to, the contracts and agreements listed on SCHEDULE 2.1(C) attached hereto (the "Contracts"); and all warranties and guarantees, if any, originally given to the Company relating to all or any portion of the Company Personal Property (the "Warranties");

        (d) All computer hardware and computer software owned or used by the Company, including, but not limited to, the computer hardware and software listed on SCHEDULE 2.1(D) attached hereto (the "Computer Hardware and Software");

        (e) All existing or pending trade names, trade marks, copyrights, patents and other intellectual property and all marketing literature and other materials owned, licensed or otherwise utilized by the Company, including, without limitation, all such rights listed on SCHEDULE 2.1(E) attached hereto;

        (f) All existing books and records of the Company through the Closing relating to the Business, including, without limitation, all of Company's customer lists;

        (g) The licenses, permits and certifications listed on SCHEDULE 2.1(G) attached hereto;

        (h) All accounts and notes receivable of the Company, including, without limitation the accounts and notes receivable listed on SCHEDULE 2.1 (H) attached hereto (the "Accounts Receivable"); and

        (i) All cash on hand, including cash on deposit and petty cash ("Cash").

  2.2 INCLUDED LIABILITIES. On the terms and subject to the conditions of this Agreement, Purchaser, at the Closing, agrees to acquire the Company Stock subject to all of the then-existing obligations of Company; provided, however, that the Purchase Price (as defined in Section 3.1 herein) shall be reduced, which reduction shall come from the e-DOCS.net Stock (as defined in Section 3.1(b)), by the aggregate value of those certain liabilities of the Company listed on SCHEDULE 2.2 attached hereto (collectively, the "Included Liabilities").

  2.3  EXCLUDED ASSETS AND LIABILITIES.  The assets and liabilities listed on
SCHEDULE 2.3 attached hereto (the "Excluded Assets and Liabilities") will be conveyed to, assigned to and assumed by the Sellers prior to the Closing. From and after the Closing, neither the Company nor the Purchaser shall be subject to, or in any way be liable or responsible for, and Sellers shall indemnify and hold harmless Purchaser and the Company from, all liabilities and obligations of any kind or nature, known or unknown, relating to the Excluded Assets and Liabilities and all consequences relating to the conveyance and assignment thereof, including, without limitation, any tax consequences.

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  3.  PURCHASE PRICE; ADJUSTMENTS.

  3.1 PURCHASE PRICE. The purchase price for the Company Stock (the "Purchase Price") shall be ONE MILLION AND NO/100 DOLLARS ($1,000,000) less (A) the aggregate amount of the Included Liabilities. The Purchase Price shall be paid as follows:

        (a) $300,000 in cash at Closing (the "Cash Portion of the Purchase Price").

        (b) the issuance and delivery by e-DOCS.net to Sellers of such number of shares of convertible preferred stock of e-DOCS.net that have an aggregate stated value (which shall be the liquidation preference other than accrued but unpaid dividends, if any), herein referred to as the "Stated Value," of $700,000 (the "e-DOCS.net Stock"), less the aggregate amount of the Included Liabilities (which will be deducted from the first installment of e-DOCS.net Stock), as reflected on the Closing Statement to be executed by Purchaser, Sellers and the Company at the Closing, which e-DOCS.net Stock shall be issued and delivered by e-DOCS.net in three (3) annual installments on the day after each of the first, second and third anniversaries of the Closing Date (as hereafter defined), which installments, as adjusted for Included Liabilities, shall have a Stated Value of (i) $233,333, (ii) $233,333 and $233,334, respectively. See
     EXHIBIT "A" attached hereto and incorporated herein for a description of the e-DOCS.net Stock.

        3.2 ADJUSTMENTS TO PURCHASE PRICE. The parties hereby agree to adjust the Purchase Price as follows:

        (a) NON-RECURRING UNDISCLOSED LIABILITIES. In the event that Purchaser discovers that any non-recurring liabilities or obligations exist with respect to the Company and its operations that were not reflected in the Financial Statements (as defined in Section 4.8) and were not incurred after April 30, 1999 in the ordinary course of business (the "Non-Recurring Undisclosed Liabilities"), then the parties hereby agree that the Purchase Price shall automatically be adjusted down by the dollar amount of such Non-Recurring Undisclosed Liabilities on a dollar for dollar basis (a "Non-Recurring Liability Adjustment").

        (b) RECURRING UNDISCLOSED LIABILITIES. In the event that Purchaser discovers that any recurring liabilities or obligations exist with respect to the Company that were not reflected in the Financial Statements (the "Recurring Undisclosed Liabilities"), then the parties hereby agree that the Purchase Price shall automatically be adjusted down by the dollar amount that is equal to the aggregate amount of such Recurring Undisclosed Liabilities that would accrue during the twelve (12) month period immediately following the discovery of each of the Recurring Undisclosed Liabilities multiplied by 4.7 (a "Recurring Liability Adjustment").

        (c) MINIMUM CLOSING DATE ACCOUNTS RECEIVABLE. At Closing, the value of the Accounts Receivable of the Company as of the Closing Date has been estimated to be not less than ONE HUNDRED SEVENTY THOUSAND AND NO/100 DOLLARS ($170,000.00) (the "Estimated Value"), which amount is included in the Purchase Price. Within thirty (30) days following the Closing Date, the actual value of the total amount of the

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     Accounts Receivable (the "Actual Value") shall be determined as of the
     Closing Date. In the event that the Actual Value is less than the Estimated Value, then the Purchase Price shall automatically be adjusted down by the dollar amount by which the Estimated Value exceeds the Actual Value on a dollar for dollar basis (the "Accounts Receivable Adjustment"). At the Closing, Purchaser shall hold back THIRTY THOUSAND AND NO/100 ($30,000.00) of the Cash Portion of the Purchase Price (the "Hold Back") which will be used, at the Purchaser's option and in the Purchaser's sole discretion, to satisfy any Accounts Receivable Adjustment. In the event that an Accounts Receivable Adjustment is owed by Sellers to Purchaser, then Purchaser shall be entitled, at the Purchaser's option and in the Purchaser's sole discretion, to deduct such Accounts Receivable Adjustment from the Hold Back and Purchaser shall deliver the balance of the Hold Back, if any, to Sellers within such thirty (30) day period following the Closing Date, together with reasonable backup documentation evidencing the calculation of the Accounts Receivable Adjustment. In the event that the Accounts Receivable Adjustment exceeds the Hold Back or the Purchaser decides not to apply the Hold Back to the Accounts Receivable Adjustment (the "Excess A/R Adjustment"), then such Excess A/R Adjustment shall be paid by Sellers to Purchaser in accordance with Section 3.2(d).

        (d) PURCHASE PRICE ADJUSTMENTS. Sellers and Purchaser hereby agree that Purchaser shall calculate all Non-Recurring Adjustments, Recurring Adjustments and the Excess A/R Adjustment (collectively, the "Purchase Price Adjustments," and separately, a "Purchase Price Adjustment") and make written demand on Sellers for the payment thereof, which written demand shall include reasonable backup documentation evidencing such adjustments. Any Purchase Price Adjustments shall be paid by Sellers to Purchaser as follows:

        (i) To the extent that any shares of the e-DOCS.net Stock have not been issued to Sellers pursuant to Section 3.1(b) or used as an offset pursuant to this Section 3.2 or Section 6.5, then the Purchaser shall be entitled to offset the amount of all Purchase Price Adjustments against the unissued shares of e-DOCS.net Stock, which offset(s) shall be made first against the next shares to be issued.

        (ii) To the extent that all of the shares of the e-DOCS.net Stock have been issued to the Sellers pursuant to Section 3.1(b) or used as an offset pursuant to this Section 3.2 or Section 6.5, then Sellers shall pay the unpaid balance of all Purchase Price Adjustments to Purchaser in cash by wire transfer of immediately available funds to the account designated by Purchaser within twenty (20) days following Purchaser's delivery of written notice to Sellers of the amount of any Purchase Price Adjustment. If Sellers fail to pay any Purchase Price Adjustment to Purchaser by such twenty (20) day deadline, then such Purchase Price Adjustment shall bear interest at the lesser of (A) eighteen percent (18%) per annum, and (B) the highest rate of interest allowed by law, from and including such twentieth
     (20th) day, to but excluding the date of payment.

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  4.  REPRESENTATIONS AND WARRANTIES OF SELLERS.  Sellers, jointly and severally, represent and warrant to and agree with Purchaser that:

      4.1  TITLE AND OWNERSHIP TO SHARES OF COMPANY STOCK.

        (a) The shares of Company Stock listed to the right of each Seller's name on SCHEDULE 4.1(A) attached hereto are owned of record by such Seller, and constitute all of the issued and outstanding capital stock of the Company;

        (b) Sellers have full legal right, power and authority to enter into this Agreement;

        (c) At the time of Closing, Sellers will have full legal right, power and authority to transfer and deliver to the Purchaser the shares of Company Stock listed to the right of each such Seller's name on SCHEDULE 4.1(A); and

        (d) The delivery to the Purchaser of the shares of Company Stock owned by Sellers pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, preemptive rights and claims of every kind.

      4.2 ORGANIZATION AND EXISTENCE. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power to own, lease and otherwise operate its properties and assets and to carry on its business as now being conducted and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the location of its properties requires such qualification, and is duly authorized and licensed and has all licenses, franchises, permits and other governmental authorizations required under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. The Sellers have delivered to the Purchaser complete and correct copies of the Articles of Incorporation and by-laws of the Company as in effect on the Closing Date. SCHEDULE 4.2 attached hereto sets forth (i) all subsidiaries, affiliates, officers and directors of the Company and (ii) each of the jurisdictions in which the Company and each of its subsidiaries are qualified to do business.

      4.3 NO CONFLICT WITH OTHER INSTRUMENTS. Except for the matters listed on
SCHEDULE 4.3 attached hereto, the execution, delivery and performance of this Agreement by the Sellers will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which the Company or the Company's assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

      4.4 CAPITALIZATION; OWNERSHIP OF COMPANY STOCK; AUTHORIZATION. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, $1.00 par value, of which 2,000 shares are issued and outstanding on the Closing Date. The Company has no treasury shares. All of the shares of Company Stock are validly issued, fully paid and nonassessable and are owned of record by Sellers, and were not issued in violation of the preemptive rights of any shareholder of the Company. There are no existing subscriptions,

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options, warrants, calls, obligations or agreements (voting or otherwise)
relating to any of the authorized or outstanding capital stock of the Company.

      4.5 SUBSIDIARIES. The Company has no subsidiaries and does not, directly or indirectly, own or control any capital stock, bonds or other securities of, or have any proprietary interest in, any corporation, association, partnership, firm, joint venture or other business organization or enterprise, and the Company does not, directly or indirectly, control the management of any such entities.

      4.6 RIGHTS TO PURCHASE THE COMPANY STOCK. Other than Purchaser pursuant to this Agreement, no person, firm or entity has any right to purchase any of the shares of Company Stock.

      4.7 LITIGATION. Except as described on SCHEDULE 4.7 attached hereto, neither the Company nor Sellers have received actual notice of any claims, actions, suits, investigations or proceedings, pending against or threatened against the Company or any of their respective assets or properties, or which question the validity or legality of the transactions contemplated hereby, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality. Except as described on SCHEDULE 4.7, neither the Company nor the Company's Assets are subject to any court or administrative order, writ, injunction or decree to which the Company is, or Sellers are, a party, and there does not exist any violation of or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency, instrumentality or arbitrator to which the Company is, or Sellers are, a party.

      4.8 FINANCIAL STATEMENTS. Sellers have heretofore furnished Purchaser with complete copies of all currently available unaudited financial statements relating to the Company for (i) the year ended December 31, 1998 and (ii) the months ended January 31, February 28, March 31 and April 30, 1999, including income statements through such dates and balance sheets as of such dates (collectively, the "Financial Statements"). The Financial Statements are true and complete in all material respects, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied throughout the entire period presented (except as disclosed therein) for the periods reflected therein. The balance sheets contained within the Financial Statements fairly present the financial condition of the Company as of their respective dates; and the income statements contained within the Financial Statements fairly present the results of operations of the Company for their respective periods. None of the Financial Statements, as of the dates and the periods thereof, misstates or omits to state any liability, absolute or contingent, the omission of which renders the Financial Statements misleading.

      4.9  COMPLIANCE WITH LAWS.  The Company   has complied in all material
respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of its property and the conduct of its business, and neither Sellers nor the Company is a party to any investigation or inquiry by any foreign, federal, state or local governmental body or agency pending or, to

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Sellers' knowledge, threatened into its business, operations, affairs or properties of the Company .

      4.10 ILLEGAL PAYMENTS. Neither Sellers nor any director, officer, partner, employee or agent of the Company, has, directly or indirectly, given or agreed to give any illegal payment (in kind or in cash), gift or similar benefit to any customer, supplier, governmental employee, lobbyist, labor union, political action committee, candidate for public office or other person or entity who is or may be in a position to help or hinder the business of the Company which (i) might subject the Company (or Sellers) to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the Company or its operations, or (iii) if not continued in the future, might materially adversely affect the Company.

      4.11  EMPLOYEES.  Attached hereto as SCHEDULE 4.11 is a schedule listing the names and rates of compensation (not including bonuses, profit sharing, incentive compensation and benefits) of each of the present officers, employees, agents and independent contractors of the Company. Except as set forth and described on SCHEDULE 4.11, there are no "employee pension benefit plans", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or any other pension, profit sharing, savings, bonus, incentive, option, insurance, welfare, stock purchase, stock option, deferred compensation or other employee benefit plan or arrangement maintained by the Company or to which the Company contributes or is required to
contribute.   The Company has no collective bargaining agreements with any labor unions. There have been and there are not pending or threatened, any labor disputes, strikes or work stoppages which may have an adverse effect upon the continued business or operation of the Company. The Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

      4.12 INDEBTEDNESS. SCHEDULE 4.12 is an accurate list of all material indebtedness (as the term "indebtedness" is defined in accordance with generally accepted accounting principles) owed by the Company, or to which any of its assets or properties are subject, including a description of the assets pledged or otherwise subject thereto. A complete and correct copy of each loan agreement, credit agreement or other similar instrument pursuant to which any such indebtedness was incurred has been furnished to the Purchaser prior to the Closing Date.

      4.13 GUARANTIES; SURETYSHIPS; CONTINGENT LIABILITIES. Attached hereto as SCHEDULE 4.13 is a list and brief description of all guaranties, matters of suretyship and contingent liabilities of the Company.

      4.14 ABSENCE OF UNDISCLOSED LIABILITIES. E xcept as set forth in SCHEDULES 4.14 attached hereto, the Company does not have any material liabilities, debts or obligations of any nature incurred by the Company, whether accrued, absolute, contingent or otherwise, whether due or to become due, including, without limitation, liabilities, debts or obligations on account of taxes or other governmental charges, or penalties, interest or fines thereon or in respect thereof, and whether such liabilities are normally shown or reflected on a balance sheet prepared in a manner consistent with generally accepted accounting principles. The term "material" contained in the preceding sentence shall refer to liabilities, debts or obligations

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aggregating in excess of $3,000. The Company is not in default in respect of any material term or condition of any indebtedness or liability, except as set forth on SCHEDULE 4.14. Sellers do not have knowledge of any facts which could serve as the basis for any assertion against the Company or any of its property of any liability, debt or obligation not disclosed in this Agreement or in the schedules delivered to the Purchaser pursuant to this Agreement.

      4.15 TAX MATTERS. Sellers have provided to Purchaser copies of all tax returns and related documents, and the Company has filed or timely filed requests for extensions of, all federal, foreign, state, county, and local tax returns required to be filed by it for periods ending on or before the Closing Date. The Company has paid all Taxes shown to be due on such returns. For purposes of this paragraph, the term "Taxes" shall mean, without limitation, income taxes, corporate franchise taxes, payroll taxes, sales taxes, and ad valorem taxes. The liabilities for such taxes are properly reflected in the balance sheets of the Company, and represent, as of the date thereof, reasonable provision for the payment of all accrued and unpaid taxes of the Company accrued through that date, whether or not disputed, as well as deferred taxes required under generally accepted accounting principles. The income tax returns of the Company are not currently under audit by any federal, state or foreign taxing authorities and have never been so audited by federal authorities except as described in SCHEDULE 4.15. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any tax or the assessment of any tax or deficiency of any nature against the Company, nor are any suits or any other actions, proceedings, investigations or claims now pending or threatened against the Company with respect to any tax or assessment, nor are any matters under discussion with any federal, state, foreign or local authority relating to any such taxes or assessments, or to any claims for additional taxes or assessments asserted by any such authority. The Sellers have made available to the Purchaser the federal income tax returns and schedules thereto or requests for extensions thereof of the Company for the three most recent fiscal years ending on or prior to the Closing Date as such returns and schedules were filed with the Internal Revenue Service. The Sellers will not cause or voluntarily permit a change in any federal income tax method of accounting by the Company or in the method of allocation of the federal income tax liability of the Company during or applicable to its current tax year which would render inaccurate, misleading or incomplete the information concerning taxes set forth or referred to in this Section 4.15, or which would have a material adverse effect on the Company for any period prior to the Closing Date.

      4.16 INSURANCE. SCHEDULE 4.16 attached hereto sets forth a list and brief description of all of the policies of insurance held by or for the benefit of the Company on its property, assets, business or personnel. True and correct copies of such policies or certificates evidencing such policies have heretofore been furnished to Purchaser. The Company is not in default with respect to any provision contained in any such insurance policy and all such policies carried by the Company are in full force and effect except as noted on SCHEDULE 4.16
The policies designated on SCHEDULE 4.16 as carried by the Company or comparable policies will be outstanding and in force on the Closing Date.

      4.17 LICENSES AND PERMITS. SCHEDULE 2.1(G) describes all material licenses, permits and certificates necessary to conduct the business of the Company, all of which have been obtained by the Company and are valid and in full force. True and correct copies of all such items have heretofore been furnished to the Purchaser. No notices of violations of licenses

                                       8
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or permits have been received by the Company, and no proceeding is pending or threatened seeking the revocation or limitation of any of such licenses or permits.

      4.18 TITLE TO ASSETS, ETC. The Company has (i) good and indefeasible title to all of the Company Assets reflected on any of the schedules attached hereto as being owned by the Company, and (ii) right to possession of all the Company Assets, in each case including those Company Assets reflected in the Financial Statements (other than the Company Assets reflected in the Financial Statements that have since been sold or otherwise disposed of in the ordinary course of business, consistent with past practice, and not involving any misrepresentation or breach of warranty or covenant in this Agreement), free and clear of all liens, mortgages, pledges, title retention agreements, restrictions, security interests and encumbrances, except as set forth in SCHEDULE 4.18 attached hereto.

      4.19 MACHINERY AND EQUIPMENT.  Except as set forth on SCHEDULE
2.1(B), all items of Company Personal Property have been well maintained and repaired and are in good operating condition, ordinary wear and tear excepted, and are free from any known defects, except such as require routine maintenance and except such minor defects as do not substantially interfere with the continued use thereof in the conduct of the Company's operations, and the Company owns all such Company Personal Property disclosed on SCHEDULE 2.1(B). Additionally, the Company has legal right to use all personal property which is necessary to conduct its business as conducted as of the Closing Date, and, except as set forth on SCHEDULE 2.1(B), all such rights are free and clear of all liens and encumbrances.

      4.20 CONTRACTS. Except for contracts and documents listed in SCHEDULE 2.1(C), the Company is not a party to or bound by any written or oral (i) contract not made in the ordinary course of business; (ii) employment contract, consulting contract or contract providing for the services of an independent contractor; (iii) contract with any labor union or association; (iv) bonus, pension, profit sharing, retirement, stock purchase, hospitalization, insurance or other plan providing employee benefits; (v) lease with respect to any property, real or personal, whether as lessor or lessee; (vi) contract or commitment for the purchase of materials, supplies or equipment which contract or commitment provides for expenditures in excess of $1,000 in any twelve month period; (vii) sales or franchise agreement or legally enforceable commitment or obligation with respect thereto; (viii) contract or commitment for capital expenditures; (ix) contract relating to patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulae or trade secrets; (x) contract or commitment for sale of the Company's services; or (xi) contract continuing over a period of more than twelve months from the Closing Date. A true copy of each contract listed in SCHEDULE 2.1(C) has heretofore been made available to the Purchaser, and each written contract listed in SCHEDULE 2.1(C) is in full force and effect and the parties thereto are not in default thereunder nor does there exist any condition which with the passage of time or notice or both might constitute such a default by any party thereto. Except as indicated in SCHEDULE 2.1(C), no such contract not cancelable by one or both parties within 120 days will be breached or give any other party a right of termination as a result of the transactions contemplated by this Agreement.

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          4.21 COMPUTER HARDWARE AND SOFTWARE.  Except as set forth on
SCHEDULE 2.1(D), all items of Computer Hardware and Software have been well maintained and repaired and are in good operating condition, ordinary wear and tear excepted, and are free from any known defects, except such as require routine maintenance and except such minor defects as do not substantially interfere with the continued use thereof in the conduct of the Company's operations, and the Company owns all such Computer Hardware and Software disclosed on SCHEDULE 2.1(D). Additionally, the Company has legal right to use all computer hardware and software which is necessary to conduct its business as conducted as of the Closing Date, and, except as set forth on SCHEDULE 2.1(D), all such rights are free and clear of all liens and encumbrances.

          4.22 PATENTS AND TRADEMARKS. SCHEDULE 2.1(E) attached hereto includes a list of the Company's patents, patent applications, registered trademarks, trademark applications, and registered copyrights. Except as disclosed on SCHEDULE 2.1(E), to the extent such exist, the Company owns all patents, registered trademarks and registered copyrights disclosed on SCHEDULE 2.1(E), and has legal right to use, all logos, patents, trademarks, trade names, brand names, inventions, processes, know-how, trade secrets, copyrights and other intellectual property which are necessary to conduct its business as conducted as of the Closing Date, and, except as set forth on SCHEDULE 2.1(E), all such rights are free and clear of all liens and encumbrances and, except as set forth on SCHEDULE 2.1(E), have not been the subject of a claim of infringement of another's rights or the subject of any interference, opposition or cancellation proceedings. Except as disclosed on SCHEDULE 2.1(E), the Company does not license from third parties any intellectual property which is necessary to conduct its business as conducted as of the Closing Date. The conduct of the Company's business as conducted as of the Closing Date does not infringe any third party's logo, patent, trademark, trade name, copyright or other intellectual property. Except as set forth on SCHEDULE 21(E), no stockholder, director, officer, employee or consultant of the Company owns, directly or indirectly, in whole or in part, any inventions or logos, patents, trademarks, trade names, brand names, copyrights or third party test results or applications therefor which the Company is presently using and the use of which is necessary for the business of the Company as now conducted or has made any invention not assigned to the Company which is necessary for the business of the Company as conducted as of the Closing Date.

      4.23 BANK ACCOUNTS; POWERS OF ATTORNEY; LINES OF CREDIT. Except as listed on SCHEDULE 4.23 attached hereto, attached is a list setting forth (i) the name of each bank, savings and loan or other financial institution in which the Company has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the name of each person, corporation, firm, association or business entity or enterprise holding a general or special power of attorney from the Company and the summary of the terms thereof and (iii) the names of all persons authorized to execute notes, agreements or other instruments relating to the borrowing of money or the extension of credit.

      4.24 NOTES AND ACCOUNTS RECEIVABLE. The allowance for doubtful accounts shown on SCHEDULE 2.1(H) has been determined in a manner consistent with that applied in the preparation of the Financial Statements, and such allowance is adequate to account for those accounts receivable and notes receivable that are not expected to be collected by the Company in the ordinary course of the Company's business.

      4.25 ENVIRONMENTAL MATTERS. There is no violation by the Company of any of the following (herein collectively called the "ENVIRONMENTAL LAWS") on, under, within or with respect to the Company Facility: any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any substance deemed or considered hazardous to human health, wildlife or the environment or giving rise to any clean-up or remediation obligation on the part of the owner or operator of the property affected thereby, or any party discharging or disposing of same, including, without limitation, asbestos and the group or organic compounds known as polychlorinated biphenyls (collectively, "HAZARDOUS SUBSTANCES"). There are no liens on or affecting the Company Facility created, permitted or imposed by any Environmental Laws and there is no actual, asserted or threatened liability or obligation of the Company, related to the Company Facility, under any Environmental Laws. Further, to Sellers' knowledge (i) no Hazardous Substances have been generated, treated, stored, or disposed of, or otherwise deposited in or located on, or released on or to the Company Facility, including, without limitation, the surface and subsurface waters of the Company Facility, in violation of any Environmental Laws, (ii) no party has engaged in any activity on the Company Facility which would cause (A) the Company Facility to be a hazardous waste treatment, storage or disposal facility within the meaning of or otherwise bring the Company Facility within the ambit of any Environmental Laws, or (B) the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions, which would require a permit under any Environmental Laws, and (iii) no underground storage tank is located on or under the Company Facility.

      4.26 COMPLETENESS. The representations, warranties and statements made by or on behalf of the Company or Sellers herein do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, not misleading.

      4.27 MISCELLANEOUS. All agreements, reports and other documents furnished by Sellers to Purchaser are true, accurate and complete copies of the agreements, reports and other documents they purport to be.

      4.28 SECURITIES REPRESENTATIONS AND WARRANTIES. Sellers make the following representations and warranties to Purchaser regarding the e-DOCS.net Stock:

        (a) The shares of e-DOCS.net Stock are being acquired for Sellers' own account, for investment purposes only, and not for the account of any other person, and not with a view to distribution, assignment, or resale to others or to fractionalization in whole or in part and that the transfer of the shares of e-DOCS.net Stock to Sellers is intended to be exempt from registration under the Securities Act of 1933 (the "Act") by virtue of the exemption under Section 4(2) of the Act. Sellers understand that the shares of e-DOCS.net Stock are and will be "restricted securities," as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act, that the certificates representing the shares of e-DOCS.net Stock will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof; and that stop transfer instructions will be placed with the transfer agent for the shares of e-DOCS.net Stock. In furtherance thereof, Sellers represent, warrant, and agree as follows: (i) no other person has or will have a direct or indirect beneficial interest in such shares of e-DOCS.net Stock, Sellers are not acquiring the e-

     DOCS.net Stock with a view toward resale, assignment, fractionalization or distribution thereof, and Sellers will not sell, hypothecate, or otherwise transfer any of the shares of e-DOCS.net Stock except in accordance with the Act and applicable state securities laws or unless, in the opinion of counsel for e-DOCS.net, an exemption from the registration requirements of the Act and such laws is available; and (ii) e-DOCS.net is under no obligation to register the shares of e-DOCS.net Stock on behalf of Sellers or to assist Sellers in complying with any exemption from registration.

        (b) Sellers have been furnished with and has carefully read each of (i) e-DOCS.net's Annual Report on Form 10-K for fiscal year ended December 31, 1998, as amended; and (ii) e-DOCS.net's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1999. In evaluating the suitability of an investment in e-DOCS.net, Sellers have not relied upon any representations or other information (whether oral or written) from e-DOCS.net, Purchaser or any of their respective agents, and no oral or written representations have been made or oral or written information furnished to Sellers or their advisors, if any, in connection with the acceptance of the shares of e-DOCS.net Stock which were in any way inconsistent with the information set forth in the documents listed in the first sentence of this Section 4.28(b). Purchaser and e-DOCS.net have granted to Sellers and their representatives the opportunity to examine such documents and ask such questions of Purchaser and e-DOCS.net as Sellers have deemed necessary, and Sellers have received satisfactory answers from Purchaser and e-DOCS.net (or persons acting on Purchaser's or e-DOCS.net's behalf) concerning e-DOCS.net and the terms and conditions of the e-DOCS.net Stock described herein and all other information they have deemed necessary with making an informed investment decision. Either Purchaser or e-DOCS.net will provide to Sellers copies of all of e-DOCS.net's Quarterly Reports on 10-Q for each fiscal quarter ended after the Closing Date, together with such additional information as Sellers may reasonably request from e-DOCS.net or Purchaser that is readily available to e-DOCS.net or Purchaser.

        (c) e-DOCS.net and Purchaser have made available to Sellers all documents and information that Sellers have requested relating to an investment in e-DOCS.net.

        (d) Sellers recognize that an investment in e-DOCS.net involves substantial risks, and Sellers have taken full cognizance of and understand all of the risk factors related to the acceptance of the e-DOCS.net Stock.

        (e) Sellers have carefully considered and have, to the extent Sellers believe such discussion necessary, discussed with Sellers' professional legal, tax and financial advisers the suitability of an investment in e-DOCS.net for Sellers' particular tax and financial situation, and Sellers have determined that the e-DOCS.net Stock is a suitable investment for Sellers.

        (f) All information which Sellers have provided to Purchaser and/or e-DOCS.net concerning Sellers and the financial position of Sellers is correct and complete as the date set forth below.

        (g) Sellers have such knowledge and experience in financial and business matters that they are capable of (i) evaluating the merits and risks of an investment in the e-DOCS.net Stock, and (ii) making an informed investment decision.

   5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to and agrees with Sellers that:

    5.1. PURCHASER'S AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly executed and delivered by Purchaser, and no further corporate action is necessary with respect to Purchaser to make this Agreement a valid and binding obligation of Purchaser, enforceable in accordance with its terms. None of the execution, delivery or performance of this Agreement by Purchaser will result in a violation or breach of any term or provision under the Certificate of Incorporation or Bylaws or any resolution of the Board of Directors or shareholders of Purchaser or constitute a default or breach of, or accelerate the performance required under, or require the consent of any person or entity under any indenture, mortgage, deed of trust or other contract or agreement to which Purchaser is a party or by which it or any of its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

    5.2. ORGANIZATION AND EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to enter into and perform this Agreement.

  6.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    6.1. NATURE OF STATEMENTS. All statements contained in any Schedule hereto or in any supplemental Schedule or in any certificate or other document executed in connection with these transactions delivered by or on behalf of Sellers or Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Sellers or Purchaser, as the case may be.

    6.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto shall survive the Closing.

    6.3 SELLERS' INDEMNITY. Sellers agree to indemnify, defend and hold Purchaser forever harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, costs, damages or expenses, whether asserted or unasserted, direct or indirect, existing or inchoate, known or unknown, having arisen or to arise in the future, including reasonable attorney's fees and court costs, sustained or incurred by Purchaser resulting from or arising out of, relating to, or by virtue of any breach by Sellers of their representations, warranties and covenants in this Agreement, in any schedule attached or to be delivered pursuant to this Agreement or in any certificate or other instrument delivered by or on behalf of the Sellers pursuant to this Agreement.

    6.4 PURCHASER'S INDEMNITY. Purchaser agrees to indemnify, defend and hold Sellers forever harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, costs, damages or expenses, whether asserted or unasserted, direct or indirect, existing or inchoate, known or unknown, having arisen or to arise in the future, including reasonable attorney's fees and court costs, sustained or incurred by Sellers resulting from or arising out of, relating to, or by virtue of any breach by Purchaser of its representations, warranties and covenants in this Agreement, in any schedule attached to or to be delivered pursuant to this Agreement or in any certificate or other instrument delivered by or on behalf of Purchaser pursuant to this Agreement.

    6.5. PURCHASER'S RIGHT OF OFFSET. In addition to Purchaser's other rights and remedies under this Agreement and notwithstanding any other provision of this Agreement, for so long as any portion of any shares of the e-DOCS.net Stock have not been issued to Sellers, in the event Purchaser has a claim against Sellers for breach of any of the representations, warranties and covenants made by Sellers in this Agreement or is otherwise entitled to indemnity from Seller pursuant to Sections 2.3 and 6.3, Purchaser shall be entitled to offset the amount of such claim(s) or indemnity against the unissued e-DOCS.net Stock, which offset(s) shall be made first against the next shares to be issued.

  7.  COVENANTS OF SELLERS.  Sellers covenant with Purchaser that:

    7.1. NO TAX DUE CERTIFICATE. To the extent applicable, promptly after the Closing, Seller will order a certificate from the Comptroller of the State of Texas as to no sales taxes being due and unpaid by Seller, and Seller will deliver such certificate to Purchaser as soon thereafter after as practicable.

    7.2 NONCOMPETE; WORKING FOR COMPETITOR. In further consideration of Purchaser's payment of the Purchase Price under Section 3 hereof, except pursuant to the terms of the Employment Agreement described in Section 8.5 herein, Sellers will not, at any time for twenty-four (24) months subsequent to the Closing Date, directly or indirectly, within the United States, Canada, Mexico, South America or Europe, for Sellers' own account or on behalf of any direct competitors of the Company, Purchaser or e-DOCS.net, engage in any business or transaction involving the design, installation, integration, service or consulting with respect to (i) transcription services, or (ii) voice recognition software designs and applications (whether as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity), without the prior written consent of Purchaser or e-DOCS.net, as the case may be, which consent may be withheld by Purchaser or e-DOCS.net in Purchaser's or e-DOCS.net's sole and absolute discretion.

    7.3 NON-SOLICITATION OF EMPLOYEES. For a period of twenty-four (24) months after the Closing Date, Sellers will not in any way, directly or indirectly (i) induce or attempt to induce any employee of the Company, Purchaser or e-DOCS.net to quit employment with the Company, Purchaser or e-DOCS.net; (ii) otherwise interfere with or disrupt the Company's, Purchaser's or e-DOCS.net's relationship with its employees; (iii) solicit, entice or hire away any employee of the Company, Purchaser or e-DOCS.net; or (iv) hire or engage any employee of the Company, Purchaser or e-DOCS.net or any former employee of the Company, Purchaser or e-DOCS.net whose employment with the Company, Purchaser or e-DOCS.net, as the case may be, ceased less than one year before the date of such hiring or engagement. Sellers acknowledge that any attempt on the part of Sellers to induce others to leave the Company's, Purchaser's or e-DOCS.net's employ, or any effort by Sellers to interfere with the Company's, Purchaser's or e-DOCS.net's relationship with its other employees would be harmful and damaging to the Company, Purchaser or e-DOCS.net, as the case may be.

    7.4 ACKNOWLEDGMENT. It is the express intention of all of the parties hereto to comply with sections 15.50 et seq. of the Texas Business and Commerce Code in effect as of the date of execution hereof. Sellers stipulate that the provisions of this Agreement are not oppressive or overly burdensome to Sellers and will not prevent Sellers from earning an income following the Closing Date. Sellers warrant and represent that:

        (a) Sellers are familiar with non-compete and non-solicitation covenants.

        (b) Sellers have discussed or acknowledge the opportunity to discuss the provisions of the non-compete and non-solicitation covenants contained herein with Sellers' attorney and have concluded that such provisions (including, without limitation, the right to equitable relief and the length of time provided for herein) are fair, reasonable and just under the circumstances.

        (c) Sellers are fully aware of the obligations, limitations and liabilities included in the non-compete and non-solicitation covenants contained in this Agreement.

         (d) The limitations contained in this Agreement with respect to geographic area, duration and scope of activity are reasonable; however, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render such covenants valid and enforceable.

          (e) The twenty-four (24)-month non-compete and non-solicitation periods are fair, reasonable and necessary to protect the interests and business operations of Purchaser.

  8. THE CLOSING. Sellers and Purchaser hereby agree to consummate the closing of the sale and purchase of the Company Stock (the "Closing") at the offices of Purchaser's legal counsel, Boyar, Simon & Miller, located at 4265 San Felipe, Suite 1200, Houston, Texas 77027 (or such other place as Purchaser and Seller so determine) immediately following execution of this Agreement (the "Closing Date"). At the option of Purchaser and Sellers, the documents relating to the Closing may be exchanged by overnight courier without the necessity of all parties being present at the Closing. At the Closing, the following shall occur:

    8.1. CERTIFICATES REPRESENTING SHARES OF COMPANY STOCK. Sellers shall deliver to Purchaser certificates representing the shares of Company Stock, duly endorsed to Purchaser or accompanied by a duly executed stock power in blank, and in proper form of transfer.

    8.2. PURCHASE PRICE. Purchaser shall pay the amount of the Purchase Price in the manner set forth in Section 3 above, including, without limitation, the cash portion of such Purchase Price.

    8.3. RESIGNATION LETTERS. Seller shall deliver to Purchaser executed letters of resignation from all existing officers and directors of the Company for purposes of resigning their respective positions, which letters shall expressly set forth that, as of the Closing Date, each such person (i) is not a party to any agreement with the Company, or, alternatively, that each resigns from all of such person's respective salaried positions from the Company, and (ii) does not have any claim of any nature whatsoever against the Company, including, without limitation, claims for unpaid wages, severance expenses or wrongful termination. Purchaser shall appoint new officers and directors as Purchaser shall designate.

    8.4. DELIVERY OF BOOKS AND RECORDS. Sellers shall deliver to Purchaser all of the original books and records of the Company, including, without limitation, the original corporate minute book, and all employee files.

    8.5. EMPLOYMENT AGREEMENT. Purchaser and Kay F. Cook shall execute an Employment Agreement in the form attached hereto as EXHIBIT "B" (the "Employment Agreement"), which Employment Agreement shall provide, in addition to the other terms set forth therein, for (i) an initial term of two (2) years, (ii) a base salary of $5,000 per month, and (iii) Mrs. Cook's agreement not to compete with Purchaser following the termination of such Employment Agreement in accordance with the terms of such Employment Agreement.

    8.6. NONQUALIFIED STOCK OPTION AGREEMENT. e-DOCS.net and Mrs. Cook shall execute a Nonqualified Stock Option Agreement in the form attached hereto as EXHIBIT "C" (the "Option Agreement"), which Option Agreement shall provide, in addition to the other terms set forth therein, for (i) the grant to Mrs. Cook of options to acquire 15,000 shares of e-DOCS.net's common stock (the "Stock Options") at a price per share more particularly set forth therein, (ii) as long as Mrs. Cook is an employee of Purchaser, one-third (1/3) of such Stock Options will vest, if ever, each year on the anniversary of the Closing Date, in other words, 5,000 Stock Options will vest on the first anniversary of the Closing Date, 5,000 Stock Options will vest on the second anniversary of the Closing Date, and 5,000 Stock Options will vest on the third anniversary of the Closing Date, and (iii) the Stock Options will be unregistered and restricted from being sold for the period established by federal law.

    8.7 BANK SIGNATURE CARDS. Sellers shall deliver to Purchaser original replacement bank signature cards for all bank accounts owned by the Company.

  9. CONDITIONS TO CLOSING. It shall be a condition precedent to Purchaser's obligations under this Agreement that e-DOCS.net's Board of Directors shall have approved the transaction described in this Agreement.

  10. FURTHER ACTS. Sellers covenant and agree that, from time to time on and after the Closing Date, at the request of the Purchaser, Sellers will execute and deliver all documents that may reasonably be required to confirm and assure Purchaser of its title and interest in the Company Stock.

  11. POSSESSION. At the Closing, Sellers shall be obligated to deliver to Purchaser the Company Facility and all tangible items constituting the Company Assets.

  12. EXPENSES AND COMMISSIONS. Sellers and Purchaser will pay their own expenses incident to the transaction contemplated by this Agreement. Purchaser and Sellers each represent to the other that there are no agents or brokers entitled to a commission in connection with this purchase and sale of the Assets. Sellers hereby agree to indemnify and hold harmless Purchaser against any and all claims of any agent, broker, finder or similar party claiming through Sellers, and Purchaser hereby agrees to indemnify and hold harmless Sellers against any and all claims of any agent, broker, finder, or other similar party claiming through Purchaser.

  13.  MISCELLANEOUS.

     13.1. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid to the following:

  If to Sellers, to:   7062 Lakeview Haven Drive, Suite 105
                       Houston, Texas  77095
                       Telecopy No.: (281) 859-3127

  With a copy to:      Wayne E. Revack, Esq.
                       Gill & Revack
                       9894 Bissonnet, Suite 250
                       Houston, Texas  77036
                       Telecopy No. (713) 271-2112

  If to Purchaser, to: e-DOCS Health Care Information Services, Inc.
                       c/o Applied Voice Recognition, Inc. d/b/a e-DOCS.net 4615 Post Oak Place, Suite 111
                       Houston, Texas  77027
                       Attention:  Chief Financial Officer
                       Telecopy No. (713) 621-5870

  With a copy to:      Brian D. Baird, Esq.
                       Boyar, Simon & Miller
                       4265 San Felipe, Suite 1200
                       Houston, Texas 77027
                       Telecopy No. (713) 552-1758

or to such other address as shall be given in writing by any party to the others. If sent by U.S. mail in accordance with this Section 13.1, such notices shall be deemed given and received on the earlier to occur of (a) actual receipt at the above specified address of the mailed addressee, or (b) the third (3rd) business day after deposit with the U.S. Postal Service in the manner herein provided. Notices may also be transmitted by facsimile, provided that such facsimile transmission is confirmed within one (1) business day thereafter by U.S. mail in accordance with this Section 13.1. Notices delivered by any other means shall be deemed given and received upon actual receipt of the above-specified address of the addressee.

  13.2. ASSIGNMENT. Except for assignment by Purchaser to an affiliate business, this Agreement may not be assigned by any of the parties without the prior written consent of the non-assigning parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

  13.3. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) is the entire agreement among the parties hereto regarding the subject matter dealt with herein and supersedes all prior agreements and understandings whether written or oral.

  13.4 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS. VENUE FOR ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE PROPER IN HOUSTON, HARRIS COUNTY, TEXAS.

  13.5 DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL DISPUTES, CLAIMS, DAMAGES AND QUESTIONS ARISING IN CONNECTION WITH THIS AGREEMENT OR BETWEEN THE PARTIES HERETO SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN EFFECT IN HOUSTON, TEXAS. ANY DISPUTE MAY BE SUBMITTED BY EITHER PARTY TO THE AMERICAN ARBITRATION ASSOCIATION AND ALL PROCEEDINGS WITH RESPECT THERETO SHALL BE CONDUCTED IN HOUSTON, TEXAS BY A ONE PERSON ARBITRATOR, UNLESS THE PARTIES MUTUALLY AGREE OTHERWISE. THE AWARD OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, NON-APPEALABLE AND ENFORCEABLE IN A COURT OF COMPETENT JURISDICTION. THE PREVAILING PARTY SHALL BE ENTITLED TO COSTS AND REASONABLE ATTORNEY'S FEES ARISING OUT OF SUCH ARBITRATION. NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE THAT A CLAIM ARISING UNDER SECTIONS 7.2 OR 7.3 OF THIS AGREEMENT SHALL NOT BE SUBJECT TO MANDATORY ARBITRATION UNDER THIS SECTION 13.5.

  13.6 SCHEDULES AND EXHIBITS. All schedules and exhibits attached to and referenced in this Agreement are incorporated in this Agreement and made a part hereof.

                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Effective Date.

                                    SELLERS:
                                    -------

                                    /s/TIMOTHY E. COOK
                                    __________________________________________
                                      TIMOTHY E. COOK


                                    /s/ KAY F. COOK
                                    __________________________________________
                                      KAY F. COOK


                                      COMPANY:
                                      -------

                                      A WORD ABOVE, INC., a Texas corporation


                                      By: /s/ Kay F. Cook
                                         _______________________________________
                                         Kay F. Cook, President

                                      PURCHASER:
                                      ---------

                                      e-DOCS HEALTH CARE INFORMATION SERVICES,
                                      INC., a Delaware corporation


                                      By: /s/ Robin P. Ritchie
                                         _______________________________________
                                          Robin P. Ritchie, President

                   Signature Page to Stock Purchase Agreement
                              (A Word Above, Inc.)

Schedules:
---------

2.1(b)    Company Personal Property
2.1(c)    Contracts
2.1(d)    List of Computer Hardware and Software
2.1(e)    List of Intellectual Property
2.1(g)    List of Licenses and Permits
2.1(h)    Accounts Receivable
2.2       Included Liabilities
2.3       Excluded Assets and Liabilities
4.1(a)    Title to Shares of Company Stock
4.2 List of Subsidiaries, Affiliates, Officers and Directors of Company and Jurisdictions where Qualified
4.3       Conflicting Instruments
4.7       Litigation
4.11      Employees
4.12      Indebtedness
4.13      Guaranties, Suretyships and Contingent Liabilities
4.14      Material Liabilities
4.15      Federal Tax Audits
4.16      Insurance
4.18      List of Encumbrances
4.23      Bank Accounts, Powers of Attorney and Lines of Credit

Exhibits:
--------

"A"    Description of AVRI Stock
"B"    Employment Agreement
"C"    Option Agreement





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